                                                                                                               EXHIBIT 10.2

THE MAJESTIC STAR CASINO, LLC
2009 EXECUTIVE INCENTIVE PLAN

Plan Objectives

In recognition of the current financial position of The Majestic Star Casino, LLC and its wholly-owned subsidiaries (collectively, “MSC” or the “Company”), and given the necessity to substantially improve financial and operating performance during the upcoming year, the Company has elected to adopt the Executive Incentive Plan (the “Incentive Plan”) set forth herein (and the exhibits attached hereto) for the 2009 calendar year and any subsequent period(s) as may be determined from time to time by the MSC board of directors.  Among other things, the Incentive Plan is designed to: i) incentivize each member of MSC’s executive management team to perform at his / her highest level; ii) reward members of the executive management team for increasing the value of the enterprise through improved financial performance; iii) encourage MSC executives to coordinate and collaborate as a team; and iv) compensate those members of the executive management team whose workloads have and/or will continue to increase substantially due to the Company’s financial restructuring and turnaround efforts.

Plan Participants

After a comprehensive review of the MSC management team and the Company’s organizational structure, 11 executives have been selected to participate in the Incentive Plan (the “Eligible Executives”).  The Eligible Executives were selected using various criteria including, but not limited to, the following: i) the duties and responsibilities assigned to the executive and the degree to which such duties / responsibilities are critical to the future success of the organization; ii) the degree to which the executive is likely to have a meaningful positive impact on the future operating and financial performance of the Company; iii) that the executive does not hold an equity interest (either in the form of stock, options or warrants) in the Company that would otherwise serve to incentivize and reward the executive for achieving the desired financial and operating performance; and iv) the executive agrees to waive (in writing) any right he/she may have pursuant to an employment agreement (or otherwise) to any performance-based compensation other than the Incentive Compensation (as defined below) to which he/she would be entitled pursuant to the Incentive Plan for the period(s) during which the Incentive Plan is intended to apply.

General Overview of the Incentive Plan

As noted above, the universe of Eligible Executives consists of 11 members of the MSC management team.  The list of Eligible Executives may be expanded at the Company’s sole discretion. The Eligible Executives as of the date hereof are referenced at Exhibit 1 attached hereto. In connection with formulating the Incentive Plan, the Eligible Executives have been grouped into three (3) subsets based on the level of duties and responsibilities assigned to each and their potential impact on the future operating and financial performance of the Company.  The three (3) subsets of Eligible Executives are as follows:

Group 1 consists of Eligible Executives who have the most significant corporate / Company-wide responsibilities and have a direct reporting relationship to either the Company’s Chief Executive Officer or Chief Operating Officer (hereinafter, the “Group 1 Executives”). There are five (5) Group 1 Executives, each of whom is specifically identified at Exhibit 1.

Group 2 consists solely of the General Managers of MSC gaming properties (hereinafter, the “Group 2 Executives”).  There are three (3) Group 2 Executives, each of whom is specifically identified at Exhibit 1.

Group 3 consists of executives at the corporate level who are responsible for critical corporate / Company-wide functions but whose scope of duties and level of responsibilities are less than that of the Group 1 Executives (hereinafter, the “Group 3 Executives”).  There are three (3) Group 3 Executives, each of whom is specifically identified at Exhibit 1.

Based on the group to which each Eligible Executive is assigned, he or she shall be eligible to earn incremental compensation over and above his or her base salary (“Incentive Compensation”) based on performance and the results achieved during the period(s) covered by the Incentive Plan.  The Incentive Compensation that can be earned under the Incentive Plan ranges from 40% to 80%1 (as a percentage of the annual base salary then in effect) depending on the individual Eligible Executive and the group to which he or she is assigned.  To the extent an Eligible Executive and the Company have previously entered into an employment agreement with respect to the executive’s services, and such employment agreement provides for the executive to receive a performance bonus (or other similar form of incentive compensation), such performance bonus (or other similar form of incentive compensation) for any period during which the Incentive Plan is in effect will be determined (and paid) in accordance with the Incentive Plan in lieu of any other performance-based bonus (or other similar form of incentive compensation) to which the Eligible Executive may have otherwise been entitled during such period(s) pursuant to his/her respective employment agreement; provided, however, the Eligible Executive must execute the Acknowledgment presented herewith prior to being paid any Incentive Compensation to which he/she may otherwise be entitled under the Incentive Plan and shall not be entitled to participate in the Incentive Plan unless such Acknowledgment is executed by the Eligible Executive and returned to the Company’s General Counsel on or before April 30, 2009, or as of such later date as the Company may determine in its sole discretion.  The Incentive Plan is intended to be in effect for calendar year 2009 unless otherwise indicated herein or in the exhibits hereto.

1 Represents the “target” Incentive Compensation range for Eligible Executives assuming such executives meet, but do not exceed, the annual EBITDAR targets (at the 100% level) for the Company and each of the individual gaming properties.  Actual Incentive Compensation earned may vary materially above or below this range depending on performance.

Extension of the Incentive Plan (or some modified version thereof) to any period(s) beyond 2009 is subject to the discretion of the MSC board of directors.  In the event the Company materially modifies the operating strategy for one or more of its properties, the 2009 operating budget(s) for such property(ies) (and MSC on a consolidated basis) are subject to adjustment. Accordingly, any financial targets referenced in this Incentive Plan and/or the exhibits hereto are subject to corresponding adjustments.

Description of Plan (by Group)

Group 1 Executives shall be eligible to earn Incentive Compensation of up to a range of 70% to 80%2 of their respective base salaries as in effect for 2009.  The Incentive Compensation for Group 1 Executives shall be divided into four (4) performance-based components which are to be weighted as set forth at Exhibit 1.  The four (4) performance-based components are as follows:

Workload Component – Because a substantial portion of the workload associated with MSC’s financial restructuring and turnaround efforts falls on the shoulders of certain of the Group 1 Executives and is incremental to such executives’ “regular” duties, these individuals have worked exceptionally long hours during the past several months and are expected to continue to work exceptionally long hours until such time as the Company’s operations are stabilized and its financial position has substantially improved.  In respect of their significantly increased workloads, certain of the Group 1 Executives will receive a portion of their Incentive Compensation in the form of a temporary incremental upward adjustment equal to specified percentages (as set forth at Exhibit 1) of their respective base salaries as in effect during such period(s) (the “Workload Component”).  The Workload Component shall be paid to Group 1 Executives in conjunction with each regular payroll cycle throughout calendar year 2009.

Milestones Component -   Because each Group 1 Executive performs mission-critical corporate / Company-wide functions, a portion (as set forth at Exhibit 1) of the Incentive Compensation that each Group 1 Executive will be eligible to earn shall be conditioned upon the Eligible Executive achieving the significant objective(s) as established for him/her by the Company (the “Significant Milestones”), on or before the target completion date(s).  The Significant Milestone(s) and target completion date(s) established with respect to each Group 1 Executive’s Milestones Component (as defined below) are set forth at Exhibit 2(A).3  By achieving the Significant Milestones by the target completion dates, Group 1 Executives will significantly contribute to the success of the Company’s overall plan for improving its financial condition and operating performance.

2 Represents the “target” Incentive Compensation level assuming that actual EBITDAR meets, but does not exceed, the annual EBITDAR target (at the 100% level) for the Company.  Actual Incentive Compensation earned may vary materially above or below this range depending on performance.

3 With respect to Group 1 Executives, the Significant Milestones have been reviewed and expressly approved by the MSC board of directors.

Accordingly, a significant component of the Incentive Compensation that Group 1 Executives will be eligible to earn shall be tied to the achievement of the Significant Milestones by the target completion date(s). The component of the Incentive Plan that is conditioned upon an Eligible Executive achieving the Significant Milestone(s) is hereinafter referred to as the “Milestones Component.”

MSC EBITDAR Component – In order to incentivize Group 1 Executives to maximize enterprise value by improving MSC’s financial performance, a portion (as set forth at Exhibit 1) of the Incentive Compensation that Group 1 Executives will be eligible to earn shall be conditioned upon the Company meeting and/or exceeding the 2009 consolidated EBITDAR4 targets referenced at Exhibit 3 (the “MSC EBITDAR Component”).

MSC Cost Savings Component – In order to incentivize Group 1 Executives to improve the efficiency of MSC’s operations by successfully managing the implementation of, and realizing the benefits from, Company-wide cost and/or property-specific savings plans, a portion (as set forth at Exhibit 1) of the Incentive Compensation that Group 1 Executives will be eligible to earn shall be conditioned upon the Company holding “Total Operating Expenses”5 for 2009 at or below the lesser of: i) the target set forth at Exhibit 5; and ii) the product of (a) the Company’s actual 2009 “gross” revenue, multiplied by (b) the Total Operating Expense % reflected at Exhibit 5, (the “MSC Cost Savings Component”); provided, however, if MSC’s actual consolidated EBITDAR for 2009 meets or exceeds the 2009 consolidated EBITDAR budget (at the 100% level), the Group 1 Executives shall be deemed to have automatically earned the MSC Cost Savings Component for such period.

Group 2 Executives shall be eligible to earn Incentive Compensation of up to 50%6 of their respective base salaries as in effect for 2009.  The Incentive Compensation for Group 2 Executives shall be divided into three (3) performance-based components which are to be weighted as set forth at Exhibit 1.  The three (3) performance-based components are as follows:

4 EBITDAR is defined as earnings before interest, taxes, depreciation, amortization, restructuring charges /reorganization items and certain other items (if any, as deemed appropriate by the Company) which are non-cash and/or non-recurring.

5 For purposes of the Incentive Plan, Total Operating Expenses equal the sum of various expense categories (and contra-revenue items to the extent applicable) including the following: i) Promotional Allowances; ii) Cost of Goods Sold; iii) Payroll & Payroll-Related; iv) Gaming Taxes; v) Marketing; vi) Controllable - Other; vii) Non-Controllable; viii) Admission Taxes; ix) Cash Back Coupons; and x) any other expense(s) / contra-revenue item(s) referenced at any exhibit attached hereto which contains the relevant Total Operating Expenses target.  The forgoing notwithstanding, the computation of Total Operating Expenses is subject to modification based on the reasonable sole discretion of the Company.

6 Represents the “target”  Incentive Compensation level assuming that actual EBITDAR meets, but does not exceed, the annual EBITDAR targets (at the 100% level) for the Company and each of the individual gaming properties.  Actual Incentive Compensation earned may vary materially above or below this level depending on performance.

MSC EBITDAR Component – In order to incentivize Group 2 Executives to work together with the objective of maximizing enterprise value by improving MSC’s overall financial performance, a portion (as set forth at Exhibit 1) of the Incentive Compensation that Group 2 Executives will be eligible to earn shall be conditioned upon the Company meeting and/or exceeding the 2009 consolidated EBITDAR targets referenced at Exhibit 3.

Property EBITDAR Component – In order to incentivize Group 2 Executives to maximize the financial performance of the MSC gaming property for which they have managerial oversight responsibility, a portion (as set forth at Exhibit 1) of the Incentive Compensation that Group 2 Executives will be eligible to earn shall be conditioned upon their respective properties meeting and/or exceeding the EBITDAR targets referenced at Exhibits 4(A) through 4(C) (“Property EBITDAR Component”).

Property Cost Savings Component – In order to incentivize Group 2 Executives to improve the efficiency of the MSC gaming properties for which they have managerial oversight responsibility by successfully implementing, and realizing the benefits from, the targeted cost savings for their respective properties, a portion (as set forth at Exhibit 1) of the Incentive Compensation that Group 2 Executives will be eligible to earn shall be conditioned upon their respective gaming properties holding Total Operating Expenses for 2009 at or below the lesser of: i) the targets set forth at Exhibits 6(A) through 6(C), respectively; and ii) the product of (a) each respective gaming property’s 2009 “gross” revenue, multiplied by (b) the corresponding Total Operating Expense % for each such gaming property as set forth at Exhibits 6(A) through 6(C), respectively (the “Property Cost Savings Component”); provided, however, if the actual 2009 EBITDAR for any given MSC property meets or exceeds the 2009 EBITDAR budget (at the 100% level) for the respective gaming property, the Group 2 Executive with managerial oversight responsibility for such gaming property shall be deemed to have automatically earned the Property Cost Savings Component for such period.

Group 3 Executives shall be eligible to earn Incentive Compensation up to a range of 40% to 50%7 of their respective base salaries as in effect for 2009.  The Incentive Compensation for Group 3 Executives shall be divided into three (3) or four (4) (depending on the specific Eligible Executive) performance-based components which are to be weighted as set forth at Exhibit 1.  The performance-based components are as follows:

Workload Component – Because MSC’s financial restructuring and turnaround efforts have substantially increased the workloads of certain Group 3 Executives,

7 Represents the “target” Incentive Compensation range assuming that actual EBITDAR meets, but does not exceed, the annual EBITDAR target (at the 100% level) for the Company.  Actual Incentive Compensation earned may vary materially above or below this range depending on performance.

and given that their workloads are not anticipated to decrease in the near term, select Group 3 Executives will receive a portion of their Incentive Compensation in the form of a temporary incremental upward adjustment equal to specified percentages (as set forth at Exhibit 1) of their respective base salaries as in effect for 2009.  The Workload Component shall be paid to Group 3 Eligible Executives in conjunction with each regular payroll cycle throughout calendar year 2009.

Milestones Component – Because each Group 3 Executive performs a mission-critical corporate / Company-wide function, a portion (as set forth at Exhibit 1) of the Incentive Compensation that each Group 3 Executive will be eligible to earn shall be conditioned upon the Eligible Executive achieving the Significant Milestones, as established for him/her by the Company, on or before the target completion dates.  The Significant Milestones and target completion dates established with respect to each Group 3 Executive’s Milestones Component are set forth at Exhibit 2(B). By achieving these Significant Milestones, Group 3 Executives will contribute to the success of the Company’s overall plan for improving its financial condition and operating performance.

MSC EBITDAR Component – In order to incentivize Group 3 Executives to support Company-wide efforts to maximize enterprise value through improving MSC’s financial performance, a portion (as set forth at Exhibit 1) of the Incentive Compensation that Group 3 Executives will be eligible to earn shall be conditioned upon the Company meeting and/or exceeding the 2009 consolidated EBITDAR targets referenced at Exhibit 3.

MSC Cost Savings Component – In order to incentivize Group 3 Executives to support the Company-wide efforts to improve the efficiency of MSC’s operations through the successful implementation of the Company-wide and/or property-specific cost savings plan, a portion (as set forth at Exhibit 1) of the Incentive Compensation that Group 3 Executives will be eligible to earn shall be conditioned upon the Company holding Total Operating Expenses for 2009 at or below the lesser of: i) the target set forth at Exhibit 5; and ii) the product of (a) Company’s actual 2009 “gross” revenue, multiplied by (b) the Total Operating Expense % reflected at Exhibit 5; provided, however, if MSC’s actual 2009 consolidated EBITDAR meets or exceeds the 2009 consolidated EBITDAR budget (at the 100% level), the Group 3 Executives shall be deemed to have automatically earned the MSC Cost Savings Component for such period.

Timing of Incentive Compensation Payments

Unless otherwise indicated herein or in the exhibits hereto, Incentive Compensation owing (if any) to each Eligible Executive pursuant to the Incentive Plan shall be finally determined and paid to each such Eligible Executive on the earlier of: i) the closing of the Company’s financial books and records for 2009 and the completion of field work by the Company’s independent public accountants (“Audit Completion Date”); and ii) March 31, 2010 (“Outside Date”).  The foregoing notwithstanding, the following timing parameters shall apply: i) Group 1 Executives and Group 3 Executives shall be paid a pro rata share of their respective Workload Components in conjunction with each regular payroll cycle throughout calendar year 2009; ii) Group 1 Executives and Group 3 Executives shall, within 45 days of the end of each applicable financial reporting quarter, be paid an amount in respect of the Milestones Component earned (if any) during such financial reporting quarter; iii) Group 1 Executives shall be paid an amount in respect of the Milestones Component earned after December 31, 2009 (to the extent applicable) within 15 days of having achieved the Significant Milestone by the target completion date; and iv) Group 2 Executives shall, within 45 days of the end of each financial reporting quarter for calendar year 2009, be paid an amount in respect of the Property EBITDAR Component earned (if any) during such quarter up to the Maximum Quarterly Payout % (as reflected at Exhibits 4(A) through 4(C)); provided, however, to the extent the amount of the Property EBITDAR Component earned (if any) as measured on an annual basis exceeds the sum of the quarterly payout amounts, such Eligible Executives shall be entitled to an incremental payment equal to such difference on the earlier of: i) the Audit Completion Date; and ii) the Outside Date.  Notwithstanding any provision contained herein to the contrary, the MSC board of directors reserves its right to, at its sole discretion, accelerate the date of any payment for Incentive Compensation owing under the Incentive Plan.

Unless terminated without “Cause” (as defined below), the Eligible Executive must be employed by the Company as of December 31, 2009 in order to earn and receive payment of any Incentive Compensation under the Incentive Plan; provided, however, any amounts paid (prior to termination of employment) in respect of the Workload Component, Milestones Component and/or Property EBITDAR Component shall not be subject to disgorgement unless the Eligible Executive was terminated for Cause.  To the extent an Eligible Executive commenced employment with the Company after January 1, 2009 or is terminated without Cause prior to December 31, 2009, he or she shall receive a pro rata8 share of any Incentive Compensation that the Eligible Executive would otherwise have been eligible to earn under the Incentive Plan for the 2009 calendar year; provided, however, such amounts of Incentive Compensation owing (if any) will be determined and paid in accordance with the timing and other relevant provisions set forth herein.  The foregoing notwithstanding, the MSC board of directors expressly reserves  the right to withhold and not pay any Incentive Compensation otherwise owing to an Eligible Executive under the Incentive Plan in the event such Eligible Executive was subject to any documented (in writing) disciplinary action by the Company at any time prior to the date on which any earned  Incentive Compensation under the Incentive Plan is scheduled to be paid.

For purposes of the Incentive Plan, “Cause” shall mean: i) the conviction of, or judgment against, the Eligible Executive by a civil or criminal court of competent jurisdiction or the filing of a criminal complaint or information, for a felony or any other offense involving embezzlement or misappropriation of funds, or any act of moral turpitude,

8 For purposes of this specific provision of the Incentive Plan, the pro ration of Incentive Compensation earned (if any) shall be calculated based on the number of calendar days in 2009 (or other applicable period) during which the Eligible Executive was employed by the Company divided by 365.

dishonesty or lack of fidelity; ii) the indictment of the Eligible Executive by a state or federal grand jury of competent jurisdiction or the filing of a criminal complaint or information for a felony or any other offense involving embezzlement or misappropriation of funds, or any act of moral turpitude, dishonesty or lack of fidelity; iii) the confession by the Eligible Executive of embezzlement or misappropriation of funds, or any act of moral turpitude, dishonesty, lack of fidelity or that constitutes a material breach of the Company’s policies and/or procedures; iv) the payment (or, by the operation solely of the effect of a deductible, the failure of payment) by a surety or insurer of a claim under a fidelity bond issued for the benefit of the Company for a loss due to the wrongful act, or wrongful omission to act, of the Eligible Executive; v) the denial, revocation or suspension of a license, qualification or certificate of suitability to the Eligible Executive by any of the Gaming Authorities; and vi) any action or failure to act by the Eligible Executive that the Company reasonably believes, as a result of a communication or action by the Gaming Authorities or on the basis of consultations with its gaming counsel and/or other professional advisors, will likely cause any of the Gaming Authorities to: (a) fail to license, qualify and/or approve the Company to own and operate a gaming business; (b) grant any such licensing, qualification and/or approval only upon terms and conditions that are unacceptable to the Company; (c) significantly delay any such licensing, qualification and/or approval process; or (d) revoke or suspend any existing license.